Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Closes Sale of $1.9 Million Gasification Unit to Produce MagneGas 2™ in Europe

One of the Largest Gasification Unit Sales in Company History to Launch Proven Product in Europe

TAMPA, FL – October 5, 2017 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today the closing of a $1.9 million gasification unit sale to introduce and produce MagneGas2® to European Markets. This sale completes the process as previously disclosed in a letter of intent announced on September 26, 2017.

“We are very pleased to close on this transformational transaction for MagneGas,” commented Ermanno Santilli, CEO of MagneGas. “We are very optimistic regarding the success of MagneGas2® in the European market due to its enhanced adoption of clean technology solutions and due to the fact that our product should benefit from carbon credits. As part of our due diligence meetings in September, we heard first hand from potential gas clients as well as feedback from their consulting partner that there is significant demand for a renewable cutting fuel like MagneGas2®. Given that our product is already proven in the USA and the fact that it is the world’s only renewable cutting fuel may make a MagneGas2® expansion in Europe eligible for funding from European Union banks. Along with our partner, we have identified meaningful opportunities in the shipping, rail, industrial and other end markets. As a result, we expect to sell many more gasification units into these markets for years to come.”

“As part of our recent meetings in Europe, we met with various corporate advisors and government parties involved in the financing of our partner,” commented MagneGas CFO Scott Mahoney. “We fully appreciate the process, timing and magnitude of the financial support our client has orchestrated. Once we fully understood the requirements of these financing parties and our client, we were able to adjust our prior purchase contracts in order to facilitate this initial sale. With this ground work in place, we are quite optimistic that the follow on option agreement for an additional five units will be executed and a 50% nonrefundable deposit will be exercised in Q1 2018. We see this relationship as quickly becoming a meaningful source of revenues and cash flow for many years to come.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.